Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

GRAHAM HOLDINGS COMPANY

and

CABLE ONE, INC.

___________________________________

As of June 16, 2015

___________________________________

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of June 16, 2015, by and between GRAHAM HOLDINGS COMPANY, a Delaware corporation (“Graham”), and CABLE ONE, INC., a Delaware corporation and a wholly owned subsidiary of Graham (“Cable”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, Graham owns all of the outstanding shares of Cable stock;

WHEREAS Graham and Cable have entered into an agreement dated as of the date of this Agreement (the “Separation Agreement”) pursuant to which Graham will distribute to the Record Holders, on a pro rata basis, all of the outstanding shares of Cable common stock (the “Distribution”);

WHEREAS, immediately prior to the Distribution, Cable will declare and distribute to Graham a special cash dividend of $450 million (the “Special Dividend”) and will issue shares of Cable common stock to Graham so that the number of outstanding shares of Cable common stock equals the number of shares to be distributed in the Distribution, calculated as set forth in the Information Statement (the “Share Issuance”, and together with the Special Dividend and the Distribution, the “Transactions”);

WHEREAS, at the end of the day on the Distribution Date, the taxable year of Cable and its Subsidiaries shall close for U.S. Federal income Tax purposes;

WHEREAS the parties to this Agreement (the “Parties”) intend (i) the Special Dividend to qualify as an intercompany distribution (within the meaning of Treasury Regulation §§ 1.1502-13(b)(1) and 1.1502-13(f)(2)(ii)), (ii) the Share Issuance to qualify as a distribution of stock under Section 305(a) of the Code and (iii) the Distribution to qualify for nonrecognition of gain and loss under Section 355(a) and (c) of the Code (the “Intended Tax Treatment”); and

WHEREAS the Parties desire to provide for and agree upon the allocation of liability for Taxes arising prior to, as a result of and subsequent to the Transactions, and to provide for and agree upon certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

                          SECTION 1.01.  Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings.  Capitalized terms not defined in this Agreement have the meanings assigned to them in the Separation Agreement.

“Adjustment Request” means any amended Tax Return (or other formal or informal claim or request filed with any Tax Authority or court) claiming adjustment to the Taxes reported on a Tax Return.

“Agreement” has the meaning assigned to such term in the preamble.

“Business” means the cable, internet and telephone service activities carried on by Cable, as those activities are described in the Tax Representation Letter of Cable.

“Cable” has the meaning assigned to such term in the preamble.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Distribution” has the meaning assigned to such term in the recitals.

“Employing Party” has the meaning assigned to such term in Section 2.06.

“Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Tax Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“Graham” has the meaning assigned to such term in the preamble.

“Graham Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the Graham Group is or was a member and (ii) any member of the Cable Group is or was a member.

“Indemnified Party” means a Party that is entitled to receive an Indemnity Payment.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by the Separation Agreement or any Ancillary Agreement.

“Intended Tax Treatment” has the meaning assigned to such term in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“Ordinary Taxes” means Taxes other than (i) Transfer Taxes and (ii) Transaction Taxes.

“Parties” has the meaning assigned to such term in the recitals.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

 “Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Refund Recipient” has the meaning assigned to such term in Section 2.05(a).

“Requesting Party” has the meaning assigned to such term in Section 3.04.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Separation Agreement” has the meaning assigned to such term in the recitals.

“Share Issuance” has the meaning assigned to such term in the recitals.

“Special Dividend” has the meaning assigned to such term in the recitals.

“Tax” means all forms of taxation or duties imposed by a Governmental Authority, or required by any Governmental Authority to be collected or withheld, together with any related interest, penalties or other additions to tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Claim” has the meaning assigned to such term in Section 6.01.

“Tax Law” means any Law of any Governmental Authority relating to any Tax.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Claims and any other books of account or records maintained to comply with applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letters” means the letters of representations relating to the Transactions to be provided by Graham, Cable and Donald E. Graham to Cravath, Swaine & Moore LLP.

“Tax Return” means any report of Taxes due, any information return with respect to Taxes or any other similar report, statement, declaration or document required or permitted to be filed under applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing and any amendments or supplements to any of the foregoing.

“Transaction Tax” means any Tax (other than a Transfer Tax) resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment.

“Transactions” has the meaning assigned to such term in the recitals.

“Transfer Taxes” means any sales, use, stamp duty or other transfer Taxes imposed on the transfers occurring as part of the Transactions.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND BENEFITS

SECTION 2.01.  Indemnity by Graham.  From and after the Distribution, Graham will indemnify, save and hold harmless Cable from and against the following Taxes, whether incurred directly by Cable or indirectly through one of its Subsidiaries:

(a)  Ordinary Taxes of or attributable to Graham and its Subsidiaries (for the avoidance of doubt, including the members of the Cable Group immediately prior to the Distribution) for any taxable period;

(b)  any Transaction Taxes; and

(c)  any Transfer Taxes;

in each case, other than Taxes for which Cable is liable under Section 2.02.

SECTION 2.02.  Indemnity by Cable.  From and after the Distribution, Cable will indemnify, save and hold harmless Graham from and against the following Taxes, whether incurred directly by Graham or indirectly through one of its Subsidiaries:

(a)  Ordinary Taxes

(i)  that are (A) U.S. Federal Taxes for any Pre-Distribution Period, (B) paid after the Distribution Date, (C) attributable to the Cable Group and (D) not previously treated as a liability of Cable and separately settled between Graham and Cable through intercompany accounts;

(ii)  of the Cable Group for any Post-Distribution Period; or

(iii)  that are state or local Taxes for any taxable period that are reported on a Tax Return that includes only members of the Cable Group;

(b)  any Transaction Taxes to the extent attributable to one or more of the following:

(i)  the failure to be true and correct of any representation provided by Cable in its Tax Representation Letter;

(ii)  the breach of any covenant or agreement contained in the Separation Agreement or any Ancillary Agreement to be performed by Cable or its Subsidiaries;

(iii)  any action by Cable or any of its Subsidiaries described in Section 7.04(a), without regard to Section 7.04(b);

(iv)  the application of Section 355(e) of the Code to the Distribution by virtue of any direct or indirect acquisition of stock or assets of Cable or a Subsidiary of Cable after the Distribution, taking into account any indirect acquisitions of stock or assets of Cable or a Subsidiary of Cable prior to the Distribution; or

(v)  any other action or omission by Cable or any Subsidiary of Cable that Cable knows or reasonably should expect, after consultation with Tax counsel, could give rise to Transaction Taxes, except to the extent such action or omission is expressly required or permitted by this Agreement (other than Section 7.04(b)), any other Ancillary Agreement or the Separation Agreement; and

(c) 50% of any Transfer Taxes.

SECTION 2.03.  Allocation of Ordinary Taxes.  (a)  For purposes of Section 2.02(a)(i), in the case of any Graham Consolidated Group:

(i)  If any Ordinary Taxes that are U.S. Federal income Taxes arise in whole or in part as a result of any adjustments made after the Distribution to the portion of the relevant Tax Return for a Pre-Distribution Period that relates to a member of the Cable Group or any Cable Asset, the amount of such Ordinary Taxes attributable to the Cable Group shall equal the excess, if any, of

(A)  the amount of Ordinary Taxes actually payable by the Graham Consolidated Group as a result of the adjustments for the relevant period over

(B)  the amount of Ordinary Taxes that would have been so payable had no adjustments been made to the portions of the relevant Tax Return relating to a member of the Cable Group or any Cable Asset; and

(ii)  The amount of Ordinary Taxes that are U.S. Federal income Taxes shown as due on any Tax Return filed after the Distribution that are attributable to the Cable Group shall equal the excess, if any, of

(A)  the amount of Ordinary Taxes actually shown as due on that Tax Return over

(B)  the amount of Ordinary Taxes that would have been shown as due on that Tax Return had the relevant member of the Cable Group or Cable Asset not been included in the Graham Consolidated Group and had no estimated Taxes attributable to the relevant member of the Cable Group or Cable Asset been paid.

(b)  For the avoidance of doubt, Cable shall be liable for U.S. Federal income Taxes of any Graham Consolidated Group under Section 2.02(a)(i) only to the extent any adjustment (as described in Section 2.03(a)(i)) or the inclusion of any relevant member of the Cable Group or Cable Asset in the relevant Graham Consolidated Group (as described in Section 2.03(a)(ii)) results in an actual increase in the aggregate Tax liability of the Graham Consolidated Group in any period.  To the extent that any such adjustment or inclusion in one taxable period increases the amount of Ordinary Taxes actually payable by the Graham Consolidated Group in another taxable period, principles consistent with those in Section 2.03 shall apply to determine the amount of Ordinary Taxes attributable to the Cable Group or any Cable Asset.  In addition, for the avoidance of doubt, except as provided in Section 4.03(ii), Graham rather than Cable shall be liable for any Tax liability of Graham arising from the triggering of any “excess loss account” of Graham in the stock of Cable as a result of the Transactions.

(c)  For the avoidance of doubt, Graham shall be responsible for all state and local Taxes for any taxable period that are reported on a consolidated, combined or similar state or local Tax Return that includes, as members of the Tax Return group, both (i) any member of the Cable Group and (ii) any member of the Graham Group.

(d)  For purposes of this Article II, neither Graham nor Cable shall have any liability to, or right to refund from, the other party as a result of an increase or decrease in U.S. Federal income Taxes payable by either party as a result of an increase or decrease in the deduction for state or local income Taxes attributable to either party.

SECTION 2.04.  Straddle Periods.  All Ordinary Taxes for any taxable period (or portion thereof) that includes the Distribution Date will be allocated between the Pre-Distribution Period and the Post-Distribution Period (i) in the case of any Taxes imposed on a periodic basis, such as real, personal and intangible property Taxes, on a daily pro rata basis and (ii) in the case of any other Taxes, as if the taxable period ended as of the close of business on the Distribution Date.

SECTION 2.05.  Overpayments and Refunds.  (a)  Graham shall promptly reimburse Cable for any (i) payments of estimated Tax by Cable to Graham for a Tax Return due after the Distribution Date, if such Tax is not shown as due on such Tax Return and the overpayment by Cable is not previously treated as an asset of Cable and separately settled between Graham and Cable through intercompany accounts or (ii) Tax liabilities previously treated as a liability of Cable and separately settled between Graham and Cable through intercompany accounts, and later determined not to be payable to a Tax Authority.

(b)  If after the Distribution Date, Graham, Cable or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable (or would be liable if such Taxes were determined to be payable) under this Article II (a “Refund Recipient”), then, subject to Section 2.05(c), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 15 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event such Refund Recipient is required to repay such refund.  In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund and shall be paid within 15 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

(c)  In the case of any Graham Consolidated Group, the principles of Section 2.03 shall apply in determining the amount of any refund to be paid pursuant to Section 2.05(a).  Notwithstanding Section 2.05(b), Graham shall be entitled to any refund of U.S. Federal Taxes to the extent that such refund was previously treated as an asset of Cable and separately settled between Graham and Cable through intercompany accounts.

(d)  Any payment described in Section 2.05(a) will be increased so as to include interest computed at the Prime Rate based on the number of days from the date of receipt of the refund to the date of payment of such amount under this Section 2.05.

SECTION 2.06.  Compensation Deductions.  Any compensation deduction arising after the Distribution Date by reason of the exercise of stock options or compensatory warrants or the vesting of restricted stock will be claimed solely by the Party (or one of its Subsidiaries) that employs the individual with respect to whom such compensation deduction arises at the time that it arises or, if such individual is not then employed by any Party or a Subsidiary of a Party, by the Party that most recently employed such individual.  If a deduction claimed by a Party (the “Employing Party”) pursuant to the preceding sentence is disallowed by a Tax Authority for any reason, the other Party (or one of its Subsidiaries) will amend its applicable Tax Return to claim such deduction and pay to the Employing Party an amount equal to the Tax benefit actually realized by the other Party (or one of its Subsidiaries) as a result of such deduction; provided, however, that the Employing Party, upon the request of the other Party, will repay any amount paid to the Employing Party under this Section 2.06 (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event the other Party (or one of its Subsidiaries) is required to surrender such Tax benefit.  The rights and obligations of the Parties with respect to Tax withholding and reporting will be governed by Section 12.05 of the EMA.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

SECTION 3.01.  Graham Responsibility.  Graham (or one of its Affiliates) will prepare and file, or cause to be prepared and filed, all Tax Returns for any Graham Consolidated Group for any taxable period that begins on or before the Distribution Date.

SECTION 3.02.  Cable Responsibility.  Cable (or one of its Affiliates) will prepare and file, or cause to be prepared and filed, all Tax Returns for any taxable period that begins on or before the Distribution Date and that are required to be filed by or with respect to Cable (or its Subsidiaries), other than Tax Returns described in Section 3.01.

SECTION 3.03.  Tax Accounting Practices.  To the extent that any Tax Return that includes Cable reflects Tax items that are expected to affect a Tax liability or Tax indemnity obligation of a Party other than the Responsible Party (and its Affiliates), the relevant portion of such Tax Return will be prepared in accordance with past practices used with respect to the Cable Group or Cable Assets in Tax Returns of Graham or its Subsidiaries (except (i) as otherwise provided in Section 7.06 (regarding the reporting of the Transactions), (ii) as required by applicable Tax Law or a Final Determination or to correct any clear error or (iii) as a result of changes or elections made on any Tax Return of a Graham Consolidated Group that do not relate primarily to the Cable Group or Cable Assets); provided that Cable will not claim any bonus depreciation deduction for any Pre-Distribution Period after the close of the 2014 Tax year and will not make, or request from the IRS, any change to any current Tax accounting method for any Pre-Distribution Period.  To the extent any relevant Tax items are not covered by past practices (or such past practices are not permissible under applicable Tax Law or a Final Determination), such items shall be treated in accordance with reasonable Tax accounting practices selected by the Responsible Party, subject to the consent of the other Party (which consent will not be unreasonably withheld or delayed).

SECTION 3.04.  Right to Review Tax Returns.  The Responsible Party with respect to any Tax Return will make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Party, if requested by the other Party (the “Requesting Party”), but only to the extent such Tax Return (or portions thereof) relates to Taxes or Tax benefits or refunds for which the Requesting Party or any of its Subsidiaries may be liable or have a claim, as applicable, under this Agreement.  The Responsible Party will use its reasonable best efforts to make such Tax Returns (or portions thereof) available for review sufficiently in advance of the due date for filing such Tax Returns so as to provide the Requesting Party with a meaningful opportunity to analyze and comment on such Tax Returns (or portions thereof) and have such Tax Returns modified, if appropriate, before filing.  The Parties will cooperate in good faith to resolve any issues arising out of the review of such Tax Returns (or portions thereof).

SECTION 3.05.  Adjustment Requests.  Unless the other Party consents to the contrary (which consent will not be unreasonably withheld or delayed), (i) no Adjustment Request with respect to any Tax of any Graham Consolidated Group will be filed if it could reasonably give rise to an Indemnity Payment by Cable pursuant to this Agreement and (ii) Cable and its Affiliates will make any available elections to waive the right to carry back any Tax attributes of Cable from any Post-Distribution Period of Cable to any Pre-Distribution Period of Cable and will not make any affirmative election to claim any such carryback.  Any Adjustment Request that the Parties consent to make under this Section 3.05 will be prepared by the Responsible Party under Sections 3.01 and 3.02 for the Tax Return to be adjusted.  The Party requesting the Adjustment Request will provide to the Responsible Party all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Party.

ARTICLE IV

TIMING AND TREATMENT OF PAYMENTS

SECTION 4.01.  Tax Payments.  Each Party will timely pay to the relevant Tax Authority all Taxes that are legally imposed on it and that are Taxes for which such Party may seek indemnification under this Agreement.

SECTION 4.02.  Indemnity Payments.  (a)  Each Indemnified Party will (i) timely compute any liabilities for which it may be entitled to indemnification under this Agreement and (ii) promptly (but in no event later than 15 business days after the date it knows that such liabilities have been incurred) provide the Indemnifying Party with a written notice of any amounts due from such Indemnifying Party, accompanied by a statement detailing the liabilities incurred (including any Taxes paid) and describing in reasonable detail the calculation of such liabilities; provided, however, that failure to give such notice will not affect the indemnification provided under this Agreement, except to the extent that the Indemnifying Party has been actually and materially prejudiced as a result of such failure.

(b)  Any Indemnity Payment under this Agreement for liabilities incurred by an Indemnified Party will become due and payable upon the receipt by the Indemnifying Party of the written notice described in Section 4.02(a).  Within 15 business days following the receipt by the Indemnifying Party of such notice, the Indemnifying Party will pay to the Indemnified Party an amount of cash equal to such liabilities, together with interest computed at the Prime Rate based on the number of days from the later of (i) the date the liabilities are incurred or (ii) the date the notice is received, to the date the Indemnifying Party makes such payment.

SECTION 4.03.  Amount of Indemnity Payments.  The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnified Party resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnified Party resulting from the receipt of the Indemnity Payment (including any Taxes imposed on additional amounts payable pursuant to this clause (ii) and any Taxes related to the inclusion in income of an “excess loss account” (within the meaning of Treasury Regulation § 1.1502-19) with respect to Cable stock that results from an Indemnity Payment made pursuant to Section 2.02(b)).

SECTION 4.04.  Treatment of Certain Payments.  (a)  All Indemnity Payments made by Graham to Cable (or, in each case, their respective Affiliates) are intended to be treated, and will be reported for Tax purposes, as capital contributions from Graham to Cable occurring immediately prior to the Distribution, except as required by a Final Determination.  All Indemnity Payments made by Cable to Graham (or, in each case, their respective Affiliates) are intended to be treated, and will be reported for Tax purposes, as distributions by Cable to Graham occurring immediately prior to the Distribution, except as required by a Final Determination.

(b)  Notwithstanding anything to the contrary herein, to the extent the Indemnifying Party makes a payment of interest to the Indemnified Party, the interest payment will be treated as interest expense to the Indemnifying Party (deductible to the extent provided by applicable Tax Law) and as interest income by the Indemnified Party (includible in income to the extent provided by applicable Tax Law).

ARTICLE V

COOPERATION; TAX RECORDS; CONFIDENTIALITY

SECTION 5.01.  Cooperation.  (a) The Parties will cooperate (and cause their respective Subsidiaries to cooperate) with each other and with each other’s agents (including accounting firms and legal counsel) in connection with the matters covered by this Agreement, including (i) preparation and filing of Tax Returns, including Adjustment Requests, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax benefit or refund, (iii) examinations of Tax Returns  and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  In connection with the foregoing, the Parties and their respective Subsidiaries will make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other; provided that the requesting Party will reimburse the other Party for its reasonable out-of-pocket expenses, including professional fees and excluding compensation of the Party’s officers, directors and employees.

(b)  The Parties will make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes; provided that the requesting Party will reimburse the other Party for its reasonable out-of-pocket expenses, including professional fees and excluding compensation of the Party’s officers, directors and employees.

SECTION 5.02.  Retention of Tax Records.  Cable and Graham each will preserve and keep (or cause to be preserved and kept) all Tax Records exclusively relating to the assets and activities of Cable for Pre-Distribution Periods that are in its possession or control for so long as the contents thereof may become material in the administration of any matter under applicable Tax Law and, in any event, until the later of (i) the day that is 60 days after the expiration of any applicable statute of limitation and (ii) seven years after the Distribution Date.

SECTION 5.03.  Confidentiality.  Any Tax information or Tax-related documents provided under this Agreement will be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

ARTICLE VI

TAX CLAIM PROCEDURES

SECTION 6.01.  Tax Claim Notice.  (a)  Each Indemnified Party will promptly notify the Indemnifying Party of the commencement of any demand, audit, examination, action, investigation, suit, proceeding or other proposed change or adjustment by any Tax Authority concerning any Tax, or any other adjustment or claim, (i) that could reasonably give rise to an Indemnity Payment pursuant to this Agreement (each, a “Tax Claim”) or (ii) that could reasonably be expected to affect the Tax consequences of the Transactions to either Party.

(b)  Each Tax Claim notice will contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

(c)  Failure to give such notice of any Tax Claim within a sufficient period of time or in reasonable detail to apprise the Indemnifying Party of the nature of such claim (in each instance taking into account the facts and circumstances with respect to such claim) will not affect the indemnification provided under this Agreement, except to the extent that the Indemnifying Party has been actually and materially prejudiced as a result of such failure.

SECTION 6.02.  Control of Tax Claims.

(a)  In General.  Subject to Section 6.02(b) and (c), the Indemnified Party will be entitled to exercise full control of the defense, compromise or settlement of any Tax Claim, unless the Indemnifying Party (promptly after the receipt of notice of such Tax Claim in accordance with Section 6.01):

(i)  delivers a written confirmation to such Indemnified Party that the indemnity provisions of this Agreement are applicable to such Tax Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Tax Claim pursuant to this Agreement;

(ii)  notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof; and

(iii)  retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Tax Claim;

in which case the Indemnifying Party will be entitled to exercise full control of the defense, compromise or settlement of such Tax Claim.

(b)  Transaction Taxes.  In the case of any Tax Claim with respect to Transaction Taxes, Graham and Cable will have the right to control jointly the defense, compromise or settlement of such Tax Claim (and neither Party will settle or compromise or consent to entry of any judgment with respect to any such Tax Claim without the prior written consent of the other Party), except to the extent Graham waives all related indemnities of such Taxes under Section 2.02(b), in which case Graham will have the sole right to control the defense, compromise or settlement of such Tax Claim.  In the case of any Tax Claim over which Graham and Cable exercise joint control, the Parties will use their reasonable best efforts to resolve any disputes that arise with respect to the defense, compromise or settlement of such Tax Claim.

(c)  Combined Taxes.  In the case of any Tax Claim with respect to any Tax of any Graham Consolidated Group that is not a Transaction Tax, (i) to the extent permitted by applicable Law, each Party will control the defense of the portion of the Tax Claim directly and exclusively related to any proposed adjustment by a Tax Authority that would create or increase a Tax liability for which it would be exclusively liable under this Agreement and (ii) in all other cases, the Parties will cooperate in good faith to achieve, as closely as possible, the same effect as if applicable Law did not prevent the application of clause (i).

(d)  Participation of Non-Controlling Party.  Unless the Parties exercise joint control and except to the extent Graham exercises sole control because it waived all related indemnities as provided in Section 6.02(b), the Party controlling the defense, compromise or settlement of any Tax Claim under this Section 6.02 will:

(i)  notify the non-controlling Party of significant developments with respect to such Tax Claim;

(ii)  keep the non-controlling Party reasonably informed;

(iii)  consult with the non-controlling Party with respect to any issue that reasonably could be expected to have an adverse effect on the non-controlling Party or any of its Subsidiaries (including by giving rise to an indemnity obligation of the non-Controlling Party);

(iv)  provide the non-controlling Party with an opportunity to attend, at the non-controlling Party’s own expense, as an observer, settlement discussions and other conferences or meetings with respect to such Tax Claim; and

(v)  notify the non-controlling Party of its intention to settle or compromise any Tax Claim and the terms of such settlement or compromise.

ARTICLE VII

TAX MATTERS RELATING TO THE TRANSACTIONS

SECTION 7.01.  Termination of Tax Sharing Agreements.  Prior to the Distribution, all Tax allocation or sharing agreements (other than this Agreement) between one or more members of the Cable Group and one or more members of the Graham Group will terminate and all rights and obligations under such agreements will cease.

SECTION 7.02.  Tax Opinion Matters.  Graham and Cable will use their reasonable best efforts to deliver to Cravath, Swaine & Moore LLP the Tax Representation Letters.

SECTION 7.03.  Mutual Representation.  Each Party represents that it knows of no fact and has no plan or intention to take any action that it knows or reasonably should expect is inconsistent with the qualification of the Transactions for their Intended Tax Treatment.

SECTION 7.04.  Cable Covenants.  (a)  Subject to Section 7.04(b), during the period that begins on the Distribution Date and ends on (and includes) the second anniversary of the Distribution Date, Cable and its Subsidiaries will not, in any transaction or series of transactions:

(i)  liquidate Cable, including by way of merger, consolidation or conversion;

(ii)  enter into or cause or permit any transaction in connection with which one or more Persons (including Cable itself) would (directly or indirectly) acquire, or have the right to acquire, from any other Person or Persons an interest in the stock of Cable that, when combined with any other acquisitions of the stock of Cable that occur after the Distribution, comprises 12.5% or more (by vote or by value) of the total outstanding shares of Cable as of the Distribution Date;

(iii)  cause or permit Cable, directly or indirectly, to redeem or otherwise purchase any of its outstanding stock, except for purchases of outstanding shares of Cable common stock through stock purchases meeting the following requirements: (A) there is a good business purpose for the stock purchases, (B) the stock to be purchased is widely held, (C) the stock purchases will be made on the open market and (D) the aggregate amount of stock purchases will be less than 20% of the total value of the outstanding stock of Cable as of the Distribution Date (for the avoidance of doubt, any such redemptions or purchases will also be subject to the covenant in Section 7.04(a)(ii));

(iv)  cause or permit Cable to sell or otherwise dispose of all or any material amount of its assets;

(v)  cause or permit Cable to cease to operate the Business in a manner substantially consistent with the operation of the Business immediately before the Distribution; or

(vi)  be treated as a real estate investment trust for U.S. Federal income Tax purposes pursuant to an election made at any time.

For purposes of clause (ii) of this Section 7.04(a), (x) any recapitalization, repurchase or redemption of the stock of Cable and any amendment to the certificate of incorporation (or other organizational documents) of Cable shall be treated as an indirect acquisition of the stock of Cable by any shareholder to the extent such shareholder’s percentage interest in the total outstanding equity of Cable increases by vote or by value and (y) the following will not be taken into account: (A) transfers on an established market of the stock of Cable that are described in Safe Harbor VII of Treasury Regulation § 1.355-7(d), (B) issuances of the stock of Cable that satisfy Safe Harbor VIII of Treasury Regulation § 1.355-7(d) (relating to acquisitions in connection with a Person’s performance of services) and (C) issuances of the stock of Cable that satisfy Safe Harbor IX of Treasury Regulation § 1.355-7(d) (relating to acquisitions by a retirement plan of an employer).

(b)  Cable and its Subsidiaries may take any of the actions described in Section 7.04 if, prior to taking such action, Cable obtains:

(i)  a ruling from the IRS confirming that the proposed action will not adversely affect the Intended Tax Treatment;

(ii)  an unqualified “will” opinion of a nationally recognized Tax counsel, which opinion permits reliance by Graham and is satisfactory to Graham in its reasonable discretion, to the effect that the proposed action will not adversely affect the Intended Tax Treatment; or

(iii)  the prior written consent of Graham, which consent may be provided or withheld by Graham in its sole discretion;

provided that (A) in the case of (i) and (ii), such ruling or opinion, as applicable, is satisfactory to Graham in both form and substance and (B) in each case, such ruling, opinion or consent, as applicable, is based on facts and representations provided by Cable or its Affiliates (and, if applicable, any counterparty to the proposed action) that are true, complete and correct in all material respects.  For each such ruling, opinion or consent described in this Section 7.04(b), Cable or its Affiliates (and, if applicable, any counterparty to the proposed action) will certify to Graham that the facts and representations on which any such ruling, opinion or consent is based are true, complete and correct in all material respects.

SECTION 7.05.  IRS Ruling Requests.  Cable covenants and agrees that, after the Distribution Date, it will not file, and it will cause its Subsidiaries to refrain from filing, any ruling request with the IRS (i) in respect of any part of the Transactions or (ii) that may reasonably be expected to have any effect on the Tax treatment of the Transactions, in each case without the consent of Graham (which consent will not be unreasonably withheld or delayed); provided, however, that Cable may request a ruling from the IRS that a transaction described in Section 7.04 will not adversely affect the Intended Tax Treatment.

SECTION 7.06.  Tax Reporting of the Transactions.  The Tax Returns (including all forms or statements required by Section 6045B of the Code and Treasury Regulation § 1.355-5) of Graham, Cable and their respective Affiliates will report the Tax items relating to the Transactions consistent with the Intended Tax Treatment and this Agreement, unless otherwise required by applicable Law or a Final Determination.

SECTION 7.07.  Actions on the Distribution Date.  Cable will not take any action on the Distribution Date after the Distribution that is outside the ordinary course of business of Cable.

SECTION 7.08.  Protective Section 336(e) Election.  (a) Graham will make a valid protective election under Section 336(e) of the Code with respect to the Distribution, in accordance with Treasury Regulation §§ 1.336-2(h) and (j).  Accordingly, Graham and Cable will timely enter into an agreement contemplated by Treasury Regulation § 1.336-2(h)(1)(i).  Cable will cooperate with Graham to facilitate the making of such election.

(b)  In the event that the Distribution fails to qualify for the Intended Tax Treatment:

(i)  If Graham is liable for Transaction Taxes pursuant to Section 2.01, then Cable will pay to Graham 100% of any Tax benefits actually realized by Cable or any of its Affiliates as a result of the election described in Section 7.08(a) (net of Cable’s reasonable costs and expenses, including professional fees, in determining the amount due), up to the total amount of Transaction Taxes for which Graham is liable;

(ii)  If Cable is liable for Transaction Taxes pursuant to Section 2.02, then no payment will be due.

(c)  In the event Section 7.08(b)(i) becomes applicable and payments become due hereunder, the Parties will cooperate in good faith to implement Section 7.08(b)(i) in accordance with the principles that commonly apply to “tax receivable agreements”.

(d)  For the avoidance of doubt, Tax benefit matters addressed by this Section 7.08 will not be governed by Section 4.03.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Termination.  This Agreement will be automatically terminated in the event that (i) the Distribution does not occur or (ii) the Separation Agreement is terminated.  In the event of the termination of this Agreement pursuant to this Section 8.01, this Agreement, except for the provisions of this Section 8.01, will become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

SECTION 8.02.  Late Payments.  Any amount owed by one Party to another Party under this Agreement that is not paid when due will bear interest at the Prime Rate plus 2%, compounded semiannually, from the due date of the payment to the date paid.

SECTION 8.03.  No Duplicative Payment.  Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any Ancillary Agreement, and this Agreement will be construed accordingly.

SECTION 8.04.  Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.  This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

SECTION 8.05.  Integration.  In the event of any inconsistency between this Agreement and the Separation Agreement or any other Ancillary Agreement, the provisions of this Agreement will control.

SECTION 8.06.   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 8.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 8.08.  Assignability.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.  No assignment permitted by this Section 8.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 8.09.  Third-Party Beneficiaries.  (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder, (b) there are no third-party beneficiaries of this Agreement and (c) this Agreement will not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 8.10.  Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Graham, to:

Graham Holdings Company
1300 North 17th Street
Arlington, VA 22209
Attn: General Counsel
Facsimile: (703) 345-6299

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn:     Eric L. Schiele
Lauren Angelilli
Facsimile:  (212) 474-3700

If to Cable, to:

Cable One, Inc.
210 East Earll Drive
Phoenix, AZ 85012
Attn:  General Counsel
Facsimile: (602) 364-6013

with a copy to:

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
Attn:      Stewart M. Landefeld
Eric A. DeJong
Facsimile:  (206) 359-4793

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 8.11.  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining portions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 8.12.  Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.13.  Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 8.14.  Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive relief or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The other Party will not oppose the granting of such relief on the basis that money damages are an adequate remedy.  The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 8.15.  Amendments.  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 8.16.  Interpretation.  The rules of interpretation set forth in Section 12.14 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis.

SECTION 8.17.  Further Assurances.  The Parties will execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and its Subsidiaries and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Claims (or portions thereof) under the control of the other Party in accordance with Article VI.

IN WITNESS WHEREOF, the Parties have caused this Tax Matters Agreement to be executed by their duly authorized representatives.

GRAHAM HOLDINGS COMPANY

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Chief Financial Officer

CABLE ONE, INC.

By:	/s/ Thomas O. Might
Name: Thomas O. Might
Title: Chief Executive Officer